Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

STEAKHOLDER FOODS LTD.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, no par value per share	(1)	Other	1,333,684,953	$0.0004	$533,473.98	0.0001381	$73.67

Total Offering Amounts:						$533,473.98		73.67
Total Fee Offsets:								0.00
Net Fee Due:								$73.67

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Offering Note(s)

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued in respect of the securities identified in the above table by reason of any share dividend, share split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding ordinary shares, no par value (“Ordinary Shares”) of the Registrant.

Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sale prices ($1.46 and $1.3606 respectively) reported for the ADSs (each representing 4,000 Ordinary Shares) on the Nasdaq Capital Market on February 23, 2026.

These shares may be represented by ADSs, each of which currently represents 4,000 Ordinary Shares. ADSs issuable upon deposit of the securities registered hereby have been registered under a separate Registration Statement on Form F-6 (File No. 333-253915).

Represents Ordinary Shares reserved for issuance under the Registrant’s 2022 Share Incentive Plan.